EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE December 12, 2007	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL YEAR 2008

ALBUQUERQUE, NEW MEXICO, December 12, 2007 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported third quarter fiscal year 2008 net sales of $6.663 million from continuing operations for the three months ended October 31, 2007, compared to net sales from continuing operations of $6.758 million for the three month period ended October 31, 2006.  Net sales from continuing operations for the nine-month period ended October 31, 2007 was $21.608 million compared to net sales from continuing operations of $21.400 million for the nine months ended October 31, 2006.  The company’s assets and stockholders’ equity has continued to grow in fiscal 2008 in part through the management of its marketable securities and other assets.

“The rising cost of fuel that reduces the disposable income for our traveling public as well as general concerns regarding a weakening economy effected sales at our travel centers in the third quarter,” commented Michael L. Bowlin, Chairman, President and Chief Executive Officer.  “One operational focal point this year has been the implementation of upgrades in our inventory monitoring systems.  We have invested in proprietary software and related equipment to tighten inventory controls and improve the movement of inventory, both major factors in controlling our cost of goods sold.

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Bowlin Travel Centers Reports Results for Third Quarter of Fiscal 2008
December 12, 2007

“We recorded the previously announced second quarter sale of an underperforming location that added $549,000, net of taxes, to our third quarter net income.  Two other underperforming locations remain on the market for sale,” Bowlin continued.  “Our highly successful supervisory support and training programs will be ongoing throughout the remainder of fiscal 2008.”

Strategically located on major interstate highways, the Company operates travel centers that utilize co-branding agreements with national companies.  The Company's current operations are located in the Southwestern United States.

Visit our web sites at:	www.bowlintc.com	and	www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein.  For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Reports Results for Third Quarter of Fiscal 2008
December 12, 2007

The following tables outline the company's financial results for fiscal 2008 and fiscal 2007.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)
Assets	October 31, 2007 (Unaudited)	January 31, 2007 (Audited)

Cash and cash equivalents	$2,201	$2,308

Marketable securities	2,200	453

Other current assets	4,496	4,171

Total Current Assets	8,897	6,932

Property and equipment, net	9,870	9,706

Assets held for sale	1,136	2,559

Other assets	619	809

Total Assets	$20,522	$20,006

Liabilities and Shareholders’ Equity

Current liabilities	$1,750	$1,880

Long-term debt	4,509	4,198

Long-term debt of assets held for sale	—	521

Deferred income taxes	1,042	759

Total Liabilities	7,301	7,358

Shareholders’ equity	13,221	12,648

Total Liabilities and Shareholders’ Equity	$20,522	$20,006

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Bowlin Travel Centers Reports Results for Third Quarter of Fiscal 2008
December 12, 2007

CONDENSED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 31,	October 31,	October 31,	October 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$6,663	$6,758	$21,608	$21,400
Cost of goods sold	(4,792)	(4,676)	(14,935)	(14,529)
General and administrative expenses	(1,849)	(1,821)	(5,756)	(5,440)
Depreciation and amortization	(205)	(191)	(594)	(563)
	(183)	70	323	868

Interest expense	(83)	(86)	(298)	(256)
Other non-operating income	106	100	295	255

Income (loss) from continuing operations before income taxes	(160)	84	320	867
Income tax benefit (expense)	53	(43)	(133)	(350)
Income (loss) from continuing operations	(107)	41	187	517

Discontinued operations
Loss from operations of discontinued components	(68)	(84)	(270)	(242)
Income tax benefit	28	36	107	98
	(40)	(48)	(163)	(144)

Income from disposal of discontinued operations, net of income tax expense	—	—	549	—

Net income (loss)	$(147)	$(7)	$573	$373

Earnings (loss) per share:
Basic and diluted, continuing operations	$(0.02)	$(0.009)	$0.04	$0.11
Basic and diluted, discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Basic and diluted, disposal of discontinued operations	—	—	$0.12	—
Basic and diluted, net income (loss)	$(0.03)	$(0.001)	$0.13	$0.08

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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